                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                                 AMENDMENT NO. 2
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                            Diametrics Medical, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, par value $0.01
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   252532 10 6
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                                  CUSIP Number

                             BCC Acquisition II LLC
                            c/o Bay City Capital LLC
                               750 Battery Street
                                    Suite 600
                         San Francisco, California 94111
                                 (415) 676-3830

                                 with a copy to:

                             Timothy G. Hoxie, Esq.
                         Heller Ehrman White & McAuliffe
                                 333 Bush Street
                         San Francisco, California 94104
                                 (415) 772-6052
-------------------------------------------------------------------------------
                       (Name, address and telephone number
           of person authorized to receive notices and communications)

                                  June 28, 1999
                                  --------------
                          (Date of Event which requires
                            filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: / /

                         (Continued on following pages)

                               (Page 1 of 9 Pages)

CUSIP NO. 252532 10 6                  13D                    Page 2 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2
-------------------------------------------------------------------------------
1) NAMES OF REPORTING PERSONS.
                                                         BCC Acquisition II LLC
-------------------------------------------------------------------------------

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                        (b) /X/
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3) SEC USE ONLY

-------------------------------------------------------------------------------
4) SOURCE OF FUNDS                                                  WC, AF

-------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
   2(d) or 2(e)                                                             / /
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6) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       Delaware
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NUMBER OF SHARES           7)  SOLE VOTING POWER
BENEFICIALLY OWNED                                                          -0-
BY EACH REPORTING          ----------------------------------------------------
PERSON WITH                8)  SHARED VOTING POWER
                                                               3,400,541 shares
                           ----------------------------------------------------
                           9)  SOLE DISPOSITIVE POWER
                                                                            -0-
                           ----------------------------------------------------
                           10) SHARED DISPOSITIVE POWER
                                                               3,400,541 shares
-------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               3,400,541 shares
-------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                          13.3%
-------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
                                                                             OO
-------------------------------------------------------------------------------

CUSIP NO. 252532 10 6                  13D                    Page 3 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2
-------------------------------------------------------------------------------
1) NAMES OF REPORTING PERSONS
                                              The Bay City Capital Fund I, L.P.
-------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
3) SEC USE ONLY

-------------------------------------------------------------------------------
4) SOURCE OF FUNDS
                                                                         WC, AF
-------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
   2(d) or 2(e)                                                             / /
-------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES             7)  SOLE VOTING POWER
BENEFICIALLY OWNED                                                          -0-
BY EACH REPORTING            --------------------------------------------------
PERSON WITH                  8)  SHARED VOTING POWER
                                                               3,400,541 shares
                            ---------------------------------------------------
                             9)  SOLE DISPOSITIVE POWER
                                                                            -0-
                            ---------------------------------------------------
                             10)  SHARED DISPOSITIVE POWER
                                                               3,400,541 shares
-------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               3,400,541 shares
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                          13.3%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON
                                                                             PN
-------------------------------------------------------------------------------

CUSIP NO. 252532 10 6                  13D                    Page 4 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2
-------------------------------------------------------------------------------
1) NAMES OF REPORTING PERSONS
                                                Bay City Capital Management LLC
-------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
3) SEC USE ONLY

-------------------------------------------------------------------------------
4) SOURCE OF FUNDS
                                                                             AF
-------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
   2(d) or 2(e)                                                             / /
-------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES              7)  SOLE VOTING POWER
BENEFICIALLY OWNED                                                          -0-
BY EACH REPORTING             -------------------------------------------------
PERSON WITH                   8)  SHARED VOTING POWER
                                                               3,400,541 shares
                              -------------------------------------------------
                              9)  SOLE DISPOSITIVE POWER
                                                                            -0-
                              -------------------------------------------------
                              10)  SHARED DISPOSITIVE POWER
                                                               3,400,541 shares
-------------------------------------------------------------------------------
11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               3,400,541 shares
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                          13.3%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON
                                                                             OO
-------------------------------------------------------------------------------

CUSIP NO. 252532 10 6                  13D                    Page 5 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2
-------------------------------------------------------------------------------
1) NAMES OF REPORTING PERSONS
                                                           Bay City Capital LLC
-------------------------------------------------------------------------------
2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                     (a) / /
                                                                        (b) /X/
-------------------------------------------------------------------------------
3) SEC USE ONLY

-------------------------------------------------------------------------------
4) SOURCE OF FUNDS
                                                                             AF
-------------------------------------------------------------------------------
5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
   2(d) or 2(e)                                                             / /
-------------------------------------------------------------------------------
6) CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                       Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES               7)  SOLE VOTING POWER
BENEFICIALLY OWNED                                                          -0-
BY EACH REPORTING              ------------------------------------------------
PERSON WITH                    8)  SHARED VOTING POWER
                                                               3,400,541 shares
                               ------------------------------------------------
                               9)  SOLE DISPOSITIVE POWER
                                                                            -0-
                               ------------------------------------------------
                               10)  SHARED DISPOSITIVE POWER
                                                               3,400,541 shares
-------------------------------------------------------------------------------

11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                               3,400,541 shares
-------------------------------------------------------------------------------
12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                            / /
-------------------------------------------------------------------------------
13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                                                          13.3%
-------------------------------------------------------------------------------
14) TYPE OF REPORTING PERSON
                                                                             OO
-------------------------------------------------------------------------------

CUSIP NO. 252532 10 6                  13D                    Page 6 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2

                                  INTRODUCTION

     BCC Acquisition II LLC, a Delaware limited liability company ("BCC Acquisition"), hereby files this Amendment No. 2 (the "Amendment") to the Statement on Schedule 13D, as amended by Amendment No. 1 (as amended, the "Statement") on behalf of the Reporting Persons (as defined under Item 2 of the Statement) identified in the Statement pursuant to the Agreement with respect to
Schedule 13D attached to the Statement as Exhibit 7(1). Defined terms not otherwise defined herein have the meanings ascribed thereto in the Statement.

     Pursuant to a Common Stock Purchase Agreement (the "H-P Stock Purchase Agreement"), dated June 6, 1999, between Diametrics Medical, Inc., a Minnesota corporation (the "Issuer"), and Hewlett-Packard Company ("H-P"), the Issuer agreed to sell, and H-P agreed to purchase, 1,357,143 shares of the Issuer's common stock and currently exercisable warrants to purchase 452,381 shares of the Issuer's common stock (collectively, the "Shares"). In connection with H-P's purchase of the Shares under the H-P Stock Purchase Agreement, which closing occurred on June 28, 1999, BCC Acquisition and Amarfour LLC (which is not a Reporting Person, but the members of which are other trusts primarily for the benefit of the lineal descendants of Nicholas J. Pritzker, deceased, as described in Item 5 of the Statement) agreed to execute certain side letter agreements, to be effective upon closing of the H-P Stock Purchase Agreement, in favor of H-P.

     Item 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Item 6 is amended by adding the following at the end thereof:

     (f)  SIDE LETTER AGREEMENT WITH HEWLETT-PACKARD COMPANY.

CUSIP NO. 252532 10 6                  13D                    Page 7 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2

     In connection with the Common Stock Purchase Agreement ("H-P Stock Purchase Agreement") dated June 6, 1999, between the Issuer and Hewlett-Packard Company ("H-P"), BCC Acquisition entered into a side letter agreement (the "Side Letter Agreement") with H-P, which Side Letter Agreement became effective on the closing date of the H-P Stock Purchase Agreement, which occurred on June 28, 1999. The Side Letter Agreement provides that BCC Acquisition shall enter into a separate agreement with H-P granting H-P limited rights of first refusal on certain block transfers of Issuer's stock that BCC Acquisition may make in the future. As BCC Acquisition believed H-P's purchase of the Issuer's common stock and warrants to be in BCC Acquisition's best interests, BCC Acquisition entered into the Side Letter Agreement with H-P on June 6, 1999. The Side Letter Agreement is attached hereto as Exhibit 7(10).

     Item 7. MATERIAL TO BE FILED AS EXHIBITS.

     Exhibit 7(10). Side Letter Agreement by and between BCC Acquisition II LLC and Hewlett-Packard Company

CUSIP NO. 252532 10 6                  13D                    Page 9 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2


                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 15, 1999
                                       BCC Acquisition II LLC

                                       By:   Its Manager
                                             The Bay City Capital Fund I, L.P.

                                             By:   Its General Partner
                                                   Bay City Capital Management
                                                   LLC
                                                   By:   /s/ Fred Craves
                                                         ----------------------
                                                   Its:  Manager

CUSIP NO. 252532 10 6                  13D                    Page 8 of 9 Pages
          -----------                                             ---  ---
                                 AMENDMENT NO. 2

                                List of Exhibits
                                ----------------


Exhibit No                  Description                                    Page
                            -----------                                    ----

7(10) Side Letter Agreement by and between BCC Acquisition II LLC and Hewlett-Packard Company